UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2008 (June 25, 2008)
ANHEUSER-BUSCH COMPANIES, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-7823	43-1162835

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Busch Place, St. Louis, Missouri		63118

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (314) 577-2000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities
On June 25, 2008, in connection with its plan to reduce costs and improve efficiency, the Registrant approved an enhanced retirement program to be offered to certain salaried employees. The program will provide enhanced pension and retiree medical benefits to salaried employees who are at least 55 years old as of December 31, 2008. The Registrant has estimated that its salaried workforce will be reduced by 10% to 15% as a result of this program and attrition.
In conjunction with this program, the Registrant expects to recognize in the fourth quarter of 2008 a one-time pretax charge estimated in the range of $300 million to $400 million for enhanced retirement and severance costs, with associated cash expenditures of approximately $20 million to $30 million.

Item 8.01	Other Events
On June 27, 2008, Registrant conducted a previously announced conference call with investors. Filed as Exhibit 99.1 to this report are the prepared remarks for the presentation. Filed as Exhibit 99.2 to this report is a preliminary transcript of the question and answer session held after the prepared remarks. Filed as Exhibit 99.3 are accompanying materials for this presentation.

Item 9.01	Financial Statements and Exhibits.
Exhibit 99.1 — Prepared remarks for Anheuser-Busch Investor Presentation, dated June 27, 2008
Exhibit 99.2 — Preliminary transcript of the question and answer session after the prepared remarks
Exhibit 99.3 — Anheuser-Busch Accompanying Materials, dated June 27, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANHEUSER-BUSCH COMPANIES, INC.
Date: June 27, 2008	By:	/s/ JoBeth G. Brown
JoBeth G. Brown
Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Prepared remarks for Anheuser-Busch Investor Presentation, dated June 27, 2008

99.2	Preliminary transcript of the question and answer session after the prepared remarks

99.3	Anheuser-Busch Accompanying Materials dated June 27, 2008